Exhibit 10.1

Senior Advisor Agreement
dated October 28, 2025

Senior Advisor Agreement (this “Agreement”) is made and entered into as of October 28, 2025 by and between:

CRISP MOMENTUM INC., a Delaware corporation with its principal place of business at 250 Park Avenue, 7th Floor, New York, NY 10177 United States (hereinafter referred to as the Company); and

HOLIDAY HOUSE PRODUCTIONS, LLC., a Delaware limited liability company, with its principal place of business at 8 Scofield Pl Westport, CT 06880 (hereinafter referred to as the “Advisor”).

Collectively, the Company and the Advisor are the “Parties” and each a “Party”

RECITALS

WHEREAS, the Company desires to engage the Advisor to provide strategic advisory services;

WHEREAS, the Advisor, through its designated representative, Pamela Duckworth, has the expertise and experience to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Engagement and Services; No Authority

1.1	Engagement. Company engages Advisor, and Advisor accepts such engagement, to provide the services described in the Statement(s) of Work attached as Exhibit A (each, an “SOW,” and collectively, the “Services”).

1.2	Designated Representative. The Advisor shall provide the Services primarily through its designated representative, Pamela Duckworth. The Advisor agrees that Ms. Duckworth will be reasonably available to perform the Services throughout the Term. Any change to the designated representative or material reduction in her availability requires Company’s prior written consent, which the Company may grant or withhold in its reasonable discretion.

1.3	Independent Contractor. The Advisor is an independent contractor, and nothing in this Agreement shall create a partnership, joint venture, or employer-employee relationship. Advisor is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of its personnel and acknowledges no eligibility for Company benefits. Advisor will be solely responsible for all compensation, benefits, and insurance for its personnel and will ensure they do not claim any right to Company benefits.

1.4	No Authority to Bind. Advisor will not enter into agreements, make commitments, or bind Company without prior written authorization from Company. Advisor will use Company-approved messaging and materials for external communications. Any commitment or representation made without such authorization will be void as to the Company.

2.	Term; Termination; Effects of Termination

2.1	Term. The term begins on the Effective Date and continues for eighteen (18) months, renewing for successive twelve (12) months unless either Party gives thirty (30) days’ written notice of non-renewal. Company may also terminate this Agreement for convenience on fifteen (15) days’ written notice.

2.2	Termination for Cause. Either Party may terminate immediately for material breach if not cured within fifteen (15) days after written notice. Company may terminate immediately upon Advisor’s breach of Sections 4–6, violation of law, or conduct that, in Company’s reasonable judgment, creates legal, regulatory, or reputational risk. Company may suspend the Services during any investigation of alleged breach.

2.3	Effect. Upon termination, (a) Advisor will cease Services; (b) Company will pay any undisputed reimbursable expenses pursuant to Section 3.3 incurred through the effective termination date; (c) Advisor will promptly return or delete Company Confidential Information and property; and (d) The following will survive any expiration or termination of this Agreement: Section 3 (Compensation; Expenses; Records) as to equity terms, taxes, and accrued reimbursable expenses; Section 4 (Compliance obligations only); Section 5 (Confidentiality; Data; Security); Section 6 (Intellectual Property; Work Product); Section 7 (Public Statements; Announcements) as to prior approvals and Company listings; Section 8 (Non-Solicitation; Reasonable Restrictions); Section 9 (Indemnification); Section 10 (Limitation of Liability); Section 11 (Liability Insurance) for pre-termination acts; Section 12 (Fundraising/Reg A compliance) for past conduct and cooperation; and Section 15 (Miscellaneous), including Notices, Assignment, Injunctive Relief, Further Assurances, Governing Law, and Attorneys’ Fees. Any provisions that by their nature should survive—such as confidentiality, IP assignment, return/deletion of information, payment of accrued amounts, tax and securities compliance, dispute resolution, and remedies—will also survive.

3.	Compensation; Expenses; Records

3.1	Warrant Compensation.

(a)	Base Warrant Grant. As the sole compensation for the Services, the Company shall grant to the Advisor a warrant to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the Company’s Fully Diluted Share Capital as of the Grant Date (the “Base Warrant”).

(b)	No Anti-Dilution; Equitable Adjustments Only. The Advisor will have no anti-dilution, ratchet, top-up or similar rights. The number of shares underlying the warrant(s) is fixed as of the Grant Date, subject only to equitable adjustments for stock splits, reverse splits, stock dividends, recapitalizations and similar corporate actions.

(c)	Warrant Terms. The Base Warrant shall have an exercise price per share equal to $0.0079135 (or such higher amount as may be required to comply with applicable law and avoid adverse tax treatment) and a term of ten (10) years from the Grant Date. All Warrants shall be subject to adjustment in the event of any stock split, reverse split, stock dividend, recapitalization, merger, reorganization, or similar transaction affecting the Company’s common stock.

(d)	Vesting. The right to exercise the Warrants shall vest over a period of eighteen (18) months, with 1/18th of the shares vesting each month, subject to Advisor’s continuous provision of Services through each vesting date.

(e)	Termination Treatment. Upon termination of this Agreement for any reason, (i) the right to exercise the vested portion of the Warrants shall remain outstanding for the remainder of their term, and (ii) the unvested portion of the Warrants shall be immediately forfeited. No further compensation is owed except as expressly provided herein.

(f)	Grant date; Documentation. The Warrants will be approved by the Board (or authorized committee) effective as of the Effective Date or the next practicable grant date permitted by Company policy (the “Grant Date”). In connection with the grant, the Company shall deliver to the Advisor a written certification from an officer of the Company stating the total number of shares of Fully Diluted Share Capital as of the Grant Date and the resulting number of shares subject to the Base Warrant.

(g)	Change in Control Acceleration. If a Change in Control occurs while this Agreement is in effect and within twelve (12) months thereafter Advisor’s Services are terminated by Company without Cause or Advisor resigns for Good Reason, any then-unvested portion of the Warrants will accelerate and vest in full immediately prior to such termination. “Cause” means: (a) willful misconduct, gross negligence, or willful failure to perform the Services in any material respect; (b) a material breach of this Agreement, any SOW, or any written Company policy provided to the Advisor; (c) fraud, dishonesty, embezzlement, or misappropriation; (d) conviction of, plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; or (e) unauthorized use or disclosure of Company Confidential Information or material violation of applicable anti- corruption, sanctions, export, or securities laws. Cause will be determined in good faith by the Board (or authorized committee) after written notice of the issue and, if curable, ten (10) days to cure. “Good Reason” means, without the Advisor’s written consent: (a) a material reduction in the scope of the Services or a material adverse change to the Advisor’s advisory role set out in this Agreement or the SOW; (b) a material breach by the Company of this Agreement or any applicable equity award agreement; or (c) failure to timely grant or honor the equity award(s) contemplated by this Agreement. To resign for Good Reason, the Advisor must give written notice within sixty (60) days of the event, the Company will have thirty (30) days to cure, and the Advisor must resign within thirty (30) days after the cure period ends if not cured.

(h)	Restrictions on Transfer. Shares issued upon exercise of the Warrant shall be freely transferable, subject only to applicable securities laws, the Company’s insider trading policy, and any lock-up agreements applicable to all senior executives and advisors in connection with a financing or public listing.

(i)	Tax Withholding. The Advisor is responsible for all taxes arising from the Warrants. The Company is authorized to satisfy any tax withholding obligations by withholding a portion of the shares issuable upon exercise or through another lawful method. Advisor will execute any forms and acknowledge that timely filing is Advisor’s responsibility.

(j)	Securities Law Compliance. The Advisor represents that it is acquiring the Warrants for investment purposes and not with a view to distribution. The Advisor acknowledges that the Warrants and the underlying shares are subject to restrictions on transfer and legends that may be placed on certificates or book entries, under applicable securities laws.

(k)	Market and Trading Restrictions. Any sale of shares acquired upon exercise of the Warrants is subject to applicable securities laws, the Company’s insider trading policies, blackout periods, and any lock-up agreements applicable to all senior executives and advisors in connection with a financing or public listing.

(l)	“Fully Diluted Share Capital” means, as of the applicable reference date, the aggregate number of shares of the Company’s common stock that are: (i) issued and outstanding; plus (ii) issuable upon the exercise or conversion of all outstanding options, warrants, and other convertible securities.

3.2	Expenses. Company will reimburse reasonable, pre-approved, documented out-of-pocket expenses in accordance with Company’s travel and expense policy.

3.3	Success Fees and Cash Compensation. The Parties acknowledge and agree that there is no cash retainer, no cash success fee, and no transaction-based compensation payable to Advisor under this Agreement.

4.	Performance; Compliance

4.1	Standard of Care. Advisor will perform Services professionally, diligently, and in accordance with applicable laws, industry standards, and Company policies provided in writing.

4.2	Compliance. Advisor will comply with: (i) anti-corruption laws (including the U.S. FCPA), (ii) trade sanctions/export controls, (iii) securities and broker-dealer laws for fundraising activities, and (iv) data protection and localization rules applicable to cross-border data transfers.

4.3	Conflicts of Interest. Advisor represents no current conflict with direct competitors listed in Exhibit B and will notify Company promptly of any potential conflict. Company may restrict scopes to mitigate conflicts. During the Term, Advisor will not provide services that are the same as or substantially similar to the Services to any Competitor listed in Exhibit B or to any person engaged in a business materially competitive with the Company without the Company’s prior written consent.

5.	Confidentiality; Data; Security

5.1	Confidential Information. “Confidential Information” means nonpublic information disclosed by a Party that is identified as confidential or that reasonably should be considered confidential, including business plans, financials, code, models, datasets, product roadmaps, content pipelines, partner lists, and the terms of this Agreement.

5.2	Use and Protection. The receiving Party will use Confidential Information only to perform under this Agreement, protect it using at least reasonable care, and not disclose it except to its personnel or permitted subcontractors who are bound by written confidentiality obligations no less protective.

5.3	Compelled Disclosure. If legally compelled to disclose, the receiving Party will (where lawful) provide prompt notice and cooperate to seek protective treatment.

5.4	Return/Deletion. Upon request or termination, the receiving Party will return or securely delete Confidential Information, except for archival copies required by law or policy, which remain subject to this Agreement.

5.5	Data Handling. Advisor will not transfer to or process any personal data, user data, or content files outside approved channels. Any cross-border data transfer must follow Company’s written data transfer instructions and applicable laws.

6.	Intellectual Property; Work Product

6.1	Ownership. Company exclusively owns all right, title, and interest in all deliverables, work product, data mappings, models, content formats, scripts, treatments, playbooks, subscription designs, and inventions conceived, created, or reduced to practice by Advisor in connection with the Services (“Work Product”).

6.2	Assignment; Further Assurances. Advisor assigns to Company all rights in the Work Product and will execute further documents to perfect such rights. To the extent any Work Product does not qualify as “work made for hire,” this assignment applies.

6.3	Moral Rights. To the maximum extent permitted by law, Advisor waives and agrees not to assert moral rights in the Work Product.

6.4	Pre-Existing Materials. Advisor retains ownership of pre-existing tools or know-how used to create Work Product, but grants Company a perpetual, worldwide, irrevocable, royalty-free license to use, modify, and distribute such pre-existing materials as incorporated into the Work Product.

6.5	Third-Party IP. Advisor will not include any third-party IP in the Work Product without Company’s prior written approval and appropriate licenses.

7.	Public Statements; Announcements

7.1	Public Communications and Approvals. Advisor will not make any public statement, announcement, press release, interview or other communication on behalf of the Company without first obtaining written approval from either the Chief Executive Officer or the Chairman of the Board. Advisor must submit the proposed content and context of the communication in writing and receive explicit written consent from one of the aforementioned officers prior to any public dissemination.

7.2	Announcements. Company may list Advisor’s name and role in internal and investor materials.

8.	Non-Solicitation; Reasonable Restrictions

8.1	Non-Solicit. During the Term and for twelve (12) months thereafter, Advisor will not solicit Company employees or contractors to leave Company. General advertising not targeted at Company personnel is permitted.

8.2	Competitive Activities. Advisor will not misuse Company Confidential Information to compete. Any separate non-compete will only apply where enforceable and must be agreed in writing. In addition, during the Term, Advisor will not, without the Company’s prior written consent, provide services that are the same as or substantially similar to the Services to any Competitor listed in Exhibit B or to any person engaged in a business materially competitive with the Company. This restriction will be interpreted and enforced to the maximum extent permitted by applicable law.

9.	Indemnification

9.1	By Advisor. Advisor will indemnify, defend, and hold Company harmless from third-party claims arising from: (i) Advisor’s breach of this Agreement; (ii) gross negligence or willful misconduct; (iii) IP infringement by the Work Product (excluding Company-provided materials); or (iv) violations of law (including anti-corruption, sanctions, data protection, or securities laws).

9.2	By Company. Company will indemnify, defend, and hold Advisor harmless from third-party claims arising from: (i) Company-provided materials; or (ii) Company’s breach of this Agreement.

10.	Limitation of Liability

Except for breaches of confidentiality, violations of law, IP infringement, or amounts owed under Section 3.3, neither Party is liable for indirect, incidental, special, consequential, or punitive damages. Each Party’s aggregate liability under this Agreement is capped at twice the fair market value of the portion of the Equity Award that vested in the 12 (twelve) months preceding the claim plus reimbursable expenses, provided that this cap does not limit liability for indemnified claims to the extent finally awarded by a court.

11.	Liability Insurance

Advisor will maintain commercially reasonable insurance (e.g., general liability, E&O/technology professional liability if handling data/content), providing certificates upon request.

12.	Compliance for Fundraising and Reg A Activities

12.1	No Unregistered Broker Activity. Advisor will not engage in activities requiring broker-dealer registration (e.g., negotiating securities terms, handling funds, or transaction-based compensation). Any such activities will only be conducted through a registered broker-dealer under a written tri-party arrangement.

12.2	Permitted Activities. Advisor may make introductions, coordinate meetings, and circulate Company- approved materials. Any Reg A communications will follow Company’s offering documents and “testing-the-waters” limits.

12.3	Retail Outreach. Any retail or Reg A outreach will be conducted strictly per Company’s compliance plan, state blue-sky requirements, and platform terms.

13.	Territory; Language; Time Allocation

The Services may cover the United States, Latin America, China-related coordination, and Korea-related content initiatives, as specified in the SOW. Advisor will allocate a reasonable amount of time as mutually agreed by the Parties to provide the Services, unless otherwise stated.

14.	Deliverables Acceptance

The advisory services outlined above are considered delivered upon their good-faith provision by the Advisor. Given the strategic and advisory nature of the Services, they are not subject to a formal acceptance or rejection process.

15.	Miscellaneous

15.1	Entire Agreement. This Agreement (including agreements executed in substantially the form of the exhibit attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

15.2	Amendments. Any amendment to this Agreement (including amendments to this Section) will be valid only if made in writing, unless applicable mandatory law requires a stricter form.

15.3	Severability. Should any provision or part of a provision of this Agreement be or become invalid or unenforceable, or should this Agreement contain an unintended contractual gap, then the validity or enforceability of the remainder of the Agreement will not be affected.

15.4	Notices. All notices, requests, demands and other communications under this Agreement must be in writing and sent to the recipient’s address or email set forth below (or to any other address or email a party designates by notice). Notices are deemed given: (i) five business days after being sent to the recipient by reputable overnight courier service (charges prepaid), or (ii) one business day when sent by email, and addressed to the intended recipient as set forth below:

If to the Company:	If to the Advisor:
Address: 250 Park Avenue, 7th Floor, New York, NY 10177	Address: 8 Scofield Pl, Westport, CT 06880
Email:	Email:
Attn.: Renger Van den Heuvel	Attn.: Pamela Duckworth

A Party may update its address, email or other contact details under this Agreement by giving written notice of the new information to the other Party in the manner set forth in Section Notices. Such change will take effect on the date specified in the notice or, if no date is specified, upon receipt.

15.5	Assignment. This Agreement and all its provisions will bind and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise expressly provided herein, neither this Agreement nor any rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party. Any attempted assignment in violation of this Section is void.

15.6	Injunctive Relief. Injunctive Relief Breach of Sections 5 or 6 may cause irreparable harm; the non- breaching Party may seek injunctive relief without posting bond.

15.7	Background Checks and Compliance Onboarding. If requested, Advisor will complete reasonable compliance onboarding, including sanctions screening and policy acknowledgments.

15.8	Subcontractors. Advisor may use qualified subcontractors with Company’s prior written consent and remains responsible for their compliance.

15.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original, and all of which together will constitute a single instrument. Further, the Parties agree that this Agreement may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record will be valid and effective to bind the Party so signing as a paper copy bearing such Party’s hand-written signature. The Parties further consent and agree that the electronic signatures appearing on this Agreement will be treated, for the purpose of validity, enforceability and admissibility, the same as hand-written signatures.

15.10	Governing law. Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) will be determined in accordance with the laws of the State of Delaware, the United States of America. Any action under this paragraph will not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

15.11	Further Assurances. Each Party will execute and deliver such further documents and take such further actions as may be reasonably necessary to give full effect to this Agreement.

15.12	Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) will be entitled to recover its actual attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

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In witness whereof, this Agreement has been duly executed by the Parties on the date above written.

For and on behalf of CRISP MOMENTUM INC.

By:
Name:	Renger van Den Heuvel
Title:	CEO
Date:	10/28/2025

For and on behalf of HOLIDAY HOUSE PRODUCTIONS LLC.

By:
Name:	Pamela Duckworth
Title:	President- Founder
Date:	10/28/2025

EXHIBIT A

STATEMENT(S) OF WORK (SOW)

A.1 Primary Advisory Services (Content & Production Strategy)

The Advisor, through its Designated Representative, shall provide primary strategic advisory services to the Company’s management team in connection with its content strategy, IP acquisition, and production operations. These services shall be delivered in phases, as follows:

●	Phase 1: Foundational Content Strategy. Advise on the Company’s current content library and provide strategic guidance on potential acquisitions of additional IP. Provide counsel on the selection of production partners for the development, scripting, and production of short-form slates, and advise on the formulation of initial production budgets.

●	Phase 2: Production & Library Expansion. Provide strategic guidance to the Company’s production teams to help meet launch objectives and optimize for production efficiencies. Advise on the sourcing, packaging, and development of new scripted and unscripted short-form content to expand the Company’s library.

●	Phase 3: Performance-Based Content Curation. Review content performance data as presented by the Company and provide strategic recommendations on which IP should be renewed, expanded, or deprecated. Provide counsel on the testing of new pilots and content formats to maintain a competitive and scalable content pipeline.

A.2 Ancillary Strategic Counsel

In addition to the primary services, the Advisor, through its Designated Representative and her extensive professional network, shall provide the Company with strategic counsel and feedback upon request in the following areas:

●	Growth & Product: Go-to-market strategy, product optimization, user acquisition funnels, analytics, A/B testing, marketing budget, team structure, and talent recruitment for marketing and product teams.

●	Fundraising & Distribution: Strategy for partnerships with telcos, app stores, and other distribution channels. High-level counsel on fundraising strategy and investor relations.

A.3. Mobile Operator Distribution Covenant

●	The Consultant shall use commercially reasonable best efforts to identify, introduce, and facilitate distribution or strategic partnership agreements between the Company and mobile network operators (“Operators”) to support the launch and adoption of the Company’s short-form video application. The Consultant shall not be responsible for the Operators’ final decisions, provided that the Consultant has made bona fide efforts to engage and advance such discussions in good faith.

●	For purposes of this Agreement, an Operator shall be deemed “delivered” when the Consultant introduces the Company to a decision-maker of the Operator and such Operator enters into a signed non-disclosure agreement, memorandum of understanding, or commercial distribution agreement with the Company.

A.4 Acceptance of Services

The advisory services outlined above are considered delivered upon their good-faith provision by the Advisor. Given the strategic and advisory nature of the Services, they are not subject to a formal acceptance or rejection process.

A.5 Exclusions

For the avoidance of doubt, the Advisor will not: (i) provide legal, tax, or investment advice; (ii) handle or store consumer personal data except as expressly authorized; (iii) commit the Company to financial or legal terms with third parties without prior written authority from an officer of the Company; (iv) act as a broker- dealer; or (v) receive cash retainers or success fees from the Company under this Agreement.

In witness whereof, this Agreement has been duly executed by the Parties on the date above written.

For and on behalf of CRISP MOMENTUM INC.

By:
Name:	Renger van Den Heuvel
Title:	CEO
Date:	10/28/2025

For and on behalf of HOLIDAY HOUSE PRODUCTIONS, LLC

By:
Name:	Pamela Duckworth
Title:	President- Founder
Date:	10/28/2025

EXHIBIT B

EXHIBIT C

ANTI-CORRUPTION AND TRADE COMPLIANCE ACKNOWLEDGMENT

Advisor certifies compliance with anti-corruption, sanctions, and export laws; agrees to training if required.

In witness whereof, this Agreement has been duly executed by the Parties on the date above written.

For and on behalf of CRISP MOMENTUM INC.

By:
Name:	Renger van Den Heuvel
Title:	CEO
Date:	10/28/2025

For and on behalf of HOLIDAY HOUSE PRODUCTIONS, LLC

By:
Name:	Pamela Duckworth
Title:	President - Founder
Date:	10/28/2025